                                                                                                                       NEWS

For Immediate Release

April 14, 2006

Media Contact(s):

Michelle Brown

(410) 528-1882

Rhonda Overby

Camera Ready, Inc.

(410) 356-8822

MEDIA ADVISORY

First Quarter Earnings Up More than 44% at Harbor Bank

The Harbor Bank of Maryland continues its earnings streak, finishing the first quarter up 44.5% over the same period last year. This publicly held Baltimore based financial services institution also reports increased assets, deposits, and loans. Strong performances have become typical for Harbor Bank, keeping it near the top of the list of minority owned banks nationally.

Harbor Bank earned $552,000 during the first three months of 2006. Last year, first quarter income was $382,000 – a 44.5% increase. The bank also experienced double- digit loan growth. As of March 31, the portfolio stands at $200,555,000, up 12.3% or 21,963,000, from March 31, 2005.

Assets climbed 6.9% to $250,444,000. Deposits grew 5.5% to $221,917,000. Chairman, president, and CEO Joseph Haskins, Jr. feels especially pleased about deposit growth “since the trend in the industry has shown slow deposits recently”.

Chief Financial Officer Teodoro Hernandez attributes Harbor Bank’s performance to “solid loan growth, efficient management, and increased marketing initiatives”. This will allow for a 69% increase in earnings per share for the bank’s parent corporation, Harbor Bankshares.

The Numbers At A Glance:

As of March 31, 2006

	2006	2005	+	+

Assets	$ 250,444,000	$ 234,310,000	$ 16,134,000	6.9%

Loans (net)	200,555,000	178,592,000	21,963,000	12.3%

Deposits	221,917,000	210,230,000	11,687,000	5.5%

Earnings	552,000	382,000	170,000	44.5%

Harbor Bankshares Corporation

Basic Earnings per share:

March 31,

2006	2005	+	+

$ .66	$ .39	$.27	69.23%

# # #

Harbor Bank, We give you more!